UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2012

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana		59401
(Address of principal executive offices)		(Zip Code)

(406) 791-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 15, 2012, Gas Natural Inc. (“Gas Natural”), and a to-be-formed wholly-owned subsidiary of Gas Natural (the “Acquisition Sub”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), with John D. Oil and Gas Marketing Company, LLC, an Ohio limited liability company (“John D. Marketing”), and Richard M. Osborne, as trustee of the Richard M. Osborne Trust dated February 24, 2012 (the “Trust”).

John D. Marketing is engaged in the marketing of natural gas. The Purchase Agreement provides for the acquisition of substantially all of the assets, rights and properties of John D. Marketing by Gas Natural through the Acquisition Sub. Gas Natural has agreed to purchase the assets upon the terms and subject to the conditions set forth in the Purchase Agreement.

The Trust is the majority owner of John D. Marketing and Mr. Osborne is also the Chairman of the Board and Chief Executive Officer of Gas Natural. Thomas J. Smith, a member of the board and Gas Natural’s Chief Financial Officer, is the President and Chief Operating Officer of John D. Marketing. Gregory J. Osborne, another member of the board and President and Chief Operating Officer of Energy West Resources, Inc., is the Vice President and Assistant Secretary of John D. Marketing. Rebecca Howell is the Corporate Secretary of Gas Natural and Controller and Secretary of John D. Marketing. The transaction was negotiated on behalf of Gas Natural by a special committee of the board of directors comprised solely of independent directors with the assistance of independent financial and legal advisors. The Purchase Agreement was approved by the board of directors of Gas Natural.

As consideration for the purchase of assets, Gas Natural will pay to John D. Marketing the sum of $2,875,000 at closing, paid by the issuance of 256,926 shares of Gas Natural’s common stock at a price of $11.19 per share. In addition, the Purchase Agreement provides for contingent “earn-out” payments for a period of five years after the closing of the transaction if John D. Marketing achieves an annual EBITDA target in the amount of $810,432, which is John D. Marketing’s EBITDA for the year ended December 31, 2011. If John D. Marketing’s actual EBITDA for a certain year is less than the target EBITDA, then no earn-out payment will be due and payable for that particular earn-out period. The earn-out payments, if any, will be paid in validly issued, fully paid and non-assessable shares of Gas Natural’s common stock. The share price to be used to determine the number of shares to be issued for any earn-out payment will be the average closing price of Gas Natural’s common stock for the 20 trading days preceding issuance of Gas Natural’s common stock for such earn-out payment.

The parties to the Purchase Agreement made representations, warranties and covenants that are customary for such agreements. The consummation of the transaction depends upon the satisfaction or waiver of a number of certain customary closing conditions, the receipt of regulatory approvals and the consent of certain of Gas Natural’s lenders. In addition, the transaction is subject to the approval of Gas Natural’s shareholders, and the receipt of a fairness opinion by an independent investment banking firm. If either party elects to not complete the transaction without cause, such party would be required to pay a termination fee of $100,000.

The transaction is expected to close in the fourth quarter of 2012 but there can be no assurances that the transaction will be completed on the proposed terms or at all. Gas Natural expects to hold its annual meeting of shareholders in the fourth quarter of 2012 where Gas Natural’s shareholders will vote on the approval of the acquisition of assets from John D. Marketing and the issuance of shares of Gas Natural’s common stock as the acquisition consideration.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety to the full and complete terms of such agreement, which is attached as Exhibit 10.1 to this current report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement dated August 15, 2012, by and among Gas Natural Inc., Acquisition Subsidiary, John D. Oil and Gas Marketing Company, LLC, and Richard M. Osborne, Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Thomas J. Smith
Name:	Thomas J. Smith
Title:	Chief Financial Officer

Dated: August 20, 2012

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